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Exhibit 10.9

CONSULTING AGREEMENT

        This Consulting Agreement (the "Agreement") is made and entered into as of the 1st day of April 2004 by and between VitaCube Systems Holdings, Inc., a Colorado corporation ("VitaCube" or "Company") and Peak Performance Nutrition Ltd., a Nevada corporation ("PPN").

        WHEREAS Company produces, markets, and sells premium nutritional supplement products and related services, and requires assistance in developing its business, assessing its products and market, evaluating new and competing products, reviewing relationships with and performance by its suppliers, recruiting employees and contractors, and accomplishing related goals;

        WHEREAS, PPN will provide the services of Dr. William E. Wheeler ("Advisor") to perform the services on behalf of PPN under this Agreement.

        WHEREAS Advisor is a recognized expert in the fields of human and animal nutrition, biochemistry, physiology, and preventative medicine, and is skilled in advising clients regarding nutrition education, manufacturing and distribution of nutritional supplements and related matters, and possesses the expertise to assist the Company in achieving its business objectives;

        WHEREAS Company desires to engage PPN to perform services as described in this Agreement; and

        WHEREAS PPN desires to be engaged by Company to perform services as described in this Agreement;

        NOW THEREFORE, in consideration of the parties' covenants and agreements and the recitals which constitute consideration for and are incorporated in this Agreement, the parties agree as follows:

        1.     RETENTION OF PPN. The Company hereby engages PPN as an independent contractor to undertake the following duties, related and necessary actions, and other responsibilities agreed upon by the parties:

          a)    Unless otherwise agreed by the Company, Advisor will be assigned to perform the services of PPN under this Agreement.

          b)    PPN agrees to lend Advisor's name and credentials to endorse VitaCube and its products, and to assign Advisor to serve as a member of the VitaCube Scientific Review and Medical Advisory Board ("Advisory Board"), the purpose of which is to review the safety and efficacy of all VitaCube products and to monitor new developments in the areas of science and medicine and recommend new products and services for Research and Development.

          c)     As an Advisory Board Member, Advisor will (i) review existing formulations of the Company's product on a periodic basis; (ii) provide recommendations concerning appropriate modifications or improvements to current product offerings; and (iii) review new and proposed formulations, providing recommendations concerning modifications, improvements, and reformulations.

          d)    As an Advisory Board Member, Advisor will participate in (i) the selection and appointment of other Advisory Board Members; (ii) defining and refining the purposes of the Advisory Board; (iii) reviewing all statements, announcements and positions issued by the Advisory Board; and (iii) reviewing all Company product literature and training materials (print, electronic and other media).

          e)    Upon reasonable request of the Company, Advisor shall (i) provide assistance to the Company in negotiating, monitoring and communicating with its suppliers of ingredients and manufacturers of Company products; (ii) provide to such suppliers and manufacturers technical advice necessary to assure proper performance of responsibilities to the Company; (iii) visit the facilities of such manufacturer to ensure quality control; (iv) review proposals made by suppliers, manufacturers or third parties concerning formulation and manufacture of products, provision of ingredients, and marketing and advertising.; (v) assist the Company in writing or reviewing educational materials that describe and support the ingredients and formulations of the Company's products. Should any of the above activities require out-of-town travel, such activities will be scheduled in advance and as agreed by the parties, and compensated as provided in Sections 8.c, 8.d. and 9.

          f)     Company shall inform suppliers and manufacturers and necessary third parties of Advisor's relationship and role with Company, thereby granting Advisor access to relevant formulations, processes and facilities.

          g)     At reasonable times and upon reasonable notice, Advisor shall (i) respond to inquiries by Company employees, suppliers and manufacturers; (ii) attend up to two seminars and conferences sponsored by the Company per year; (iii) conduct interviews by trade publications, online media and other media; and (iv) appear on Company audio and video marketing materials, including radio programs produced by the Company. Should any of the above activities require out-of-town travel, such activities will be scheduled in advance and as agreed by the parties, and compensated as provided Sections 8.c, 8.d. and 9.

          h)    PPN will obtain Advisor's consent to Company's use of Advisor's name, likeness, photograph, appearance, credentials, reputation, voice, facsimile signature, and other identifying characteristics, and his written or oral statements concerning VitaCube, its business and its products (hereinafter referred to as Advisor's "Name, Likeness and Statements") to advertise and promote Company's business. PPN will maintain and periodically supply Company with a current Curriculum Vital, detailing Advisor's credentials, awards, recognitions, professional associations, memberships, affiliations and other professional accomplishments which increase Advisor and Company image, reputation and credibility.

          i)     Advisor maintains the right to approve all news releases, printed materials, website content and/or broadcast information that contain his Name, Likeness and Statements. Should any such publication not meet Advisor's approval, Advisor shall assist Company in modifying content to meet Advisor's approval.

          j)     PPN will obtain from Advisor the Company's right to, subject to the terms of this Agreement, the non-exclusive worldwide use of Advisor's Name, Likeness and Statements to advertise its business and its products in print media (including but not limited to Company publications), and in all other forms of media, including but not limited to radio, television, electronic, and Company Internet Web Sites (or Web Sites of Company affiliates). Advisor's statements and endorsements shall be in accordance with established Federal Trade Commission (FTC) and Food & Drug Administration (FDA) guidelines for endorsements and truth in advertising. Such statements shall be based on Advisor's personal use, knowledge or experience with the products at the time such statement is made, and include only Advisor's honest evaluation, opinion and findings concerning Company's business and products. Should it become necessary to verify compliance with FTC / FDA guidelines, Advisor shall provide upon reasonable request a signed affidavit confirming compliance with FTC / FDA guidelines in connection with such endorsements or statements.

          k)    Advisor agrees to participate in the following Company activities: (i) to be available for up to two (2) one-hour Company conference calls each month with field leaders and distributors to promote and train Company products; (ii) to be available for up to one (1) hour each month to appear on Company produced radio programs; and (iii) to be available for up to one (1) day each quarter to record Company audio and/or video marketing, promotional and training materials. Advisor will attend Company's annual conferences and two training seminars per year as scheduled in advance and as agreed by the parties. All such activities will be scheduled in advance with reasonable accommodation of Advisors schedule, and if requiring out-of-town travel, compensated as provided Sections 8.c, 8.d. and 9.

          l)     Company may from time to time make reasonable request of Advisor to prepare articles for publication, specifically develop new product formulations, or to perform other specific professional or scientific services. Advisor shall endeavor in good faith to meet these requests, either as part of this Agreement, or as separately negotiated activities performed outside the reasonable scope of Advisory Board Member responsibilities.

          m)   PPN or Advisor must obtain prior written approval from Company to contact or access any VitaCube professional or celebrity endorser or third-party affiliate, or use such endorsements, affiliations and contacts for any non-Company purpose.

        2.     LICENSES AND RELATED MATTERS. PPN represents and warrants that PPN or Advisor has all the necessary licenses, certificates and registrations for performance of the duties hereunder have been obtained or will be obtained when so required by federal, state or local governments in which PPN or Advisor performs services under this Agreement. PPN further represents and warrants that Advisor's credentials and assertions are truthful and accurate.

        3.     REPRESENTATIONS. PPN and Advisor will not make any public statements concerning the Company or its products except with the Company's advance written consent.

        4.     INDEPENDENT CONTRACTOR.

          a)    PPN's engagement and actions hereunder are in the nature and status of an independent contractor to VitaCube. In furtherance thereof, PPN and VitaCube acknowledge and agree that one is neither the employee, employer, principal nor agent of the other and nothing in this Agreement shall be considered to create the relationship of employer, employee, principal and agent or partners between VitaCube and PPN. PPN shall be deemed at all times and for all purposes to be an independent contractor, and as such, PPN shall employ its own means and method so as to accomplish its duties hereunder from time to time and shall not be subjected to the control of VitaCube in respect to the details thereof.

          b)    PPN AGREES THAT, AS AN INDEPENDENT CONTRACTOR, NEITHER PPN NOR ANY OF ITS EMPLOYEES INCLUDING ADVISOR IS ENTITLED TO ANY BENEFITS FROM THE COMPANY, INCLUDING BUT NOT LIMITED TO, ANY EMPLOYER WITHHOLDING OR LIABILITY FOR TAXES; FICA; MEDICARE OR MEDICAID; MEDICAL OR DISABILITY INSURANCE; VACATION OR LEAVE; PENSION; WORKERS' COMPENSATION INSURANCE; OR UNEMPLOYMENT INSURANCE BENEFITS OR OTHER UNEMPLOYMENT COMPENSATION. PPN IS OBLIGATED TO PAY FEDERAL AND STATE INCOME TAX ON ANY MONEYS EARNED PURSUANT TO THE CONTRACT RELATIONSHIP.

        5.     DEVOTION OF TIME. Advisor shall devote such of his time, attention, knowledge, and skills as may be required to perform the duties set out in this Agreement. Advisor is not expected to devote full time to the duties hereunder.

        6.     EXTENT OF DUTIES. This is not an exclusive agreement; nothing in this Agreement shall be construed as limiting or restricting PPN's right to engage in any other consulting or advisory activities [except as provided in Section 11].

        7.     TERM OF AGREEMENT. This Agreement is effective for three (3) years after the commencement of the Agreement. From April 1, 2004 through September 30, 2004, the Agreement may be terminated by either party without cause upon two (2) weeks written notice; thereafter, the Agreement may be terminated by either party without cause upon thirty (30) days written notice.

        8.     COMPENSATION. In consideration for services performed by PPN, PPN will receive the following:

          a)    Company shall pay to PPN $2000 each month, with the first payment made upon execution of this Agreement, and with subsequent payments due the 1st of each month (to be received by PPN no later than the 5th of each month) thereafter through March 2007. Should Company fail to meet these monthly payment terms, Advisor may immediately terminate this agreement by sending notice as provided in Section 24;

          b)    Company shall provide to PPN one (1) 30-Day Elite VitaCube each month through March 2007;

          c)     Company shall pay to PPN a $500 per diem for Advisor attending Company's annual conferences, periodic training seminars, and other appearances as agreed and scheduled in advance provided however, PPN will not receive any additional compensation for performing the monthly and quarterly activities set forth in Section 1.j. (i), (ii) or (iii).

          d)    Company shall pay to PPN either an agreed hourly or project fee for special projects, specific development or other professional or scientific services performed outside the reasonable scope of Advisory Board Member responsibilities, to be negotiated and paid as agreed to by the parties as necessary.

          e)    Company shall pay to PPN an additional $1000 upon execution of this Agreement for Advisor to attend Company's meeting to be held April 23-24, 2004. Travel and expenses related to Advisor's attendance of this meeting will be reimbursed as provided in Section 9.

          f)     Compensation will be reviewed and may be adjusted annually.

        9.     EXPENSES. PPN will be reimbursed for all travel and related expenses reasonably and necessarily incurred in the performance of services under this Agreement, upon prior approval by Company and upon subsequent presentation of proof of such expenses per Company's standard policy.

        10.   CONFIDENTIAL INFORMATION; NON-DISCLOSURE. PPN recognizes and acknowledges that it will have access to certain confidential and proprietary information of VitaCube and that such information constitutes valuable, special and unique property of VitaCube.

          a)    Except as may be necessary to perform PPN's duties under this Agreement or as required by law, PPN agrees that PPN will not, directly or directly, at any time during or after its engagement by the Company, use or disclose to any person or entity, any confidential or proprietary information of the Company and will hold all of the same confidential. PPN and Advisor agree not to use or seek to use the confidential or proprietary information for PPN's or Advisor's own benefit or for the benefit of any other person or business or in any way adverse to the Company's interests.

          b)    Without limiting the foregoing, PPN agrees that none of the confidential information or any other information provided by VitaCube to PPN, will be used by PPN or disclosed to others for use, in connection with purchasing, selling, or trading in VitaCube's securities.

          c)     "Confidential or proprietary information" means information of VitaCube or its subsidiaries concerning its products, trade secrets, know how, formulas, ingredients, inventions, techniques, processes, data, research and development, business and financial affairs, studies, strategic and marketing plans, sales, nutritional and fitness plans, professional and celebrity endorsements, third-party affiliations, and vendor and customer lists.

          d)    Notwithstanding the above, confidential information does not include (i) information which at or after the time of the disclosure becomes part of the public domain through no fault of PPN; (ii) information which already was in PPN's possession at the time of disclosure and was not acquired directly or indirectly from the Company; and (iii) information which was received by PPN after the time of disclosure hereunder from a third party which did not require the PPN to hold it in confidence and which it did not acquire directly or indirectly from the Company.

          e)    PPN may disclose the confidential information to its officers, directors, and employees who have a need to know such information and provided that such persons have agreed in writing to abide by the provisions of this Section 10.

          f)     The obligations of this Section 10 will survive in perpetuity the termination of this Agreement.

        11.   AGREEMENT TO AVOID CONFLICTS OF INTEREST. As provided in Section 6, this is not an exclusive Agreement; nothing in this Agreement shall be construed as limiting or restricting PPN's right to engage in any other consulting or advisory activities. Nevertheless, PPN shall avoid conflicts of interest in providing its services under this Agreement by notifying Company in writing prior to PPN's or Advisor's advertising, promoting or endorsing the business or products of VitaCube's direct selling, nutritional product, or other sports supplement competitors.

        12.   RELIEF THE COMPANY MAY SEEK. In the event of a breach or threatened breach by PPN of Sections 10 or 11, PPN hereby agrees that irreparable harm would come to Company under such circumstances and that in such event Company's remedy at law for such a breach of threatened breach would be inadequate. Accordingly, PPN agrees that Company shall be entitled at its election, to injunctive relief, without the necessity of posting bond therefore, against such breach or threatened breach and to specific performance of this Agreement, in addition to any other remedies at law or in equity available to Company for such breach or threatened breach. Venue for any such action shall be proper in the city and county of Denver.

        13.   OWNERSHIP AND ASSIGNMENT OF PROPRIETARY INFORMATION. Upon termination of PPN's engagement with Company or at Company's request, PPN shall promptly deliver to Company all documents, material and property in PPN's possession or control (such as drawings, notebooks, reports, sketches, records, fitness and nutritional plans, details of professional and celebrity endorsements and third-party affiliations, computer programs, and the like) whether delivered to PPN or made by PPN in the performance of services for Company, relating in any way to PPN's engagement and the business activities of Company, and containing any data or information whatsoever, whether or not it is confidential. PPN further agrees that Company is the sole owner of any formulas, processes, endorsements, affiliations, or other property rights created in the performance of services for Company, including but not limited to, the right to use, sell, license or otherwise transfer or exploit the formulas, processes, endorsements, affiliations, and other property rights and the right to make such changes in them and the uses thereof as Company may from time to time determine. PPN hereby assigns to Company, without further consideration, PPN's entire right, title, and interest worldwide, free and clear of all encumbrances, in and to all formulas, seminar and training materials, endorsements, affiliations, and other property developed for Company, which shall be the sole property of Company. PPN also agrees to cooperate with Company both during and after the term of performance of this Agreement, in evidencing, maintaining, defending, obtaining and enforcing patents, trademarks, copyrights and other protecting of Company's right to formulas, processes, endorsements, affiliations, and other property rights created pursuant to this Agreement. In the event Company is unable for any reason to secure PPN's signature to any lawful and necessary documents required to apply for or execute any patent, trademark, copyright or other applications with respect to any designs (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), PPN hereby irrevocably designates and appoints VitaCube and its duly authorized officers and agents as its agent and attorney-in-fact to act for and in its behalf and instead of PPN, to execute and file such application and to do all otherwise lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, and other rights with the same legal force and effect as if executed by PPN.

        14.   NO CONFLICTING OBLIGATIONS. PPN represents and warrants that as of the date of this Agreement, PPN is not a party to any agreement, contract, or understanding, and that no facts or circumstances exist that would in any way restrict or prohibit PPN from undertaking or performing the services provided in this Agreement. Furthermore, PPN understands and acknowledges that PPN may have confidentiality obligations to third parties under common law, statute, or contract. PPN represents and warrants that in the course of rendering its services under this Agreement, PPN will not use or otherwise disclose any confidential or proprietary information obtained by PPN from any third party. PPN will indemnify and hold the Company harmless from any claims, demands, costs, or liabilities (including attorneys' fees and disbursements) incurred by the Company in connection with or resulting from PPN's breach of the representations set forth in this Section 14.

        15.   CAPTIONS. Captions in this Agreement are for convenience of reference only and shall not define or limit the terns or provisions of this Agreement.

        16.   ASSIGNABILITY. The duties and obligations of PPN may not be assigned or otherwise transferred, in whole or in part, by PPN, without the consent of VitaCube. VitaCube may assign this Agreement, or any benefit, duty or obligation thereof hereunder.

        17.   APPLICABLE LAW. The terms and conditions of this Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Colorado.

        18.   ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements, either oral or written, between the parties hereto with respect thereto. Any modifications to this Agreement must be made in writing and signed by both parties.

        19.   DUPLICATE ORIGINALS. This Agreement shall be executed in duplicate, each of which shall be deemed an original.

        20.   INDEMNIFICATION. PPN agrees to indemnify and hold Company harmless from and against any and all demands, claims or actions for loss, damage, or liability, including but not limited to loss of use of property, personal injury, illness or death, suffered by any person where such loss, damage, liability, injury, illness or death is caused by PPNs' actions, conduct or negligence or by a material breach or default under this Agreement. Company agrees to indemnify and hold PPN harmless from and against any and all demands, claims or actions for loss, damage, or liability, including but not limited to loss of use of property, personal injury, illness or death, suffered by any person where such loss, damage, liability, injury, illness or death is caused by Company's actions, conduct or negligence or by a material breach or default under this Agreement.

        21.   ARBITRATION. Any dispute relating to this Agreement, or to the Breach of this Agreement, except such as may concern Sections 10 and 11, arising between the Company and PPN, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), which arbitration may be initiated by any party hereto by written notice to the other of such party's desire to arbitrate the dispute. The arbitration proceedings shall take place in Denver, Colorado, and shall be administered by the AAA. Any arbitration under this Agreement shall be governed by Colorado's Uniform Arbitration Act of 1975, C.R.S.§ 13-22-201 et seq. as amended.

        22.   SEVERABILITY. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.

        23.   WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall and waiver constitute a continuing waive. No waiver shall be binding unless executed in writing by the party making the waiver.

        24.   NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered or, if mailed, five (5) days after being deposited in the U.S. Mail, postage prepaid, registered or certified, return receipt requested, or one (1) business day after being deposited with a nationally recognized overnight courier. Unless changed by written notice given to a party by the other, such notices shall be given to VitaCube at the following address;

    VitaCube Systems, Inc.
    480 South Holly Street, Suite 3
    Denver, Colorado 80246
    Attention: Sanford D. Greenberg

and such notices shall be given to PPN at the following address:

    Peak Performance Nutrition, Ltd.
    237 Tramway Drive, Suite B
    Lake Tahoe, Nevada 89449-6957

        IN WITNESS WHEREOF, parties hereto have executed this Agreement as of the day and year first written above.

VitaCube Systems, Inc.		Peak Performance Nutrition, Ltd.
By:	/s/ SANFORD D. GREENBERG	By:	/s/ L.J. WHEELER L.J. Wheeler, CEO
Its:	CEO		EIN
April 1, 2004 Date

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CONSULTING AGREEMENT